EXHIBIT 99(h)(4)(B)

                            TRANSFER AGENCY AGREEMENT


         AGREEMENT made this 31st day of March, 2004, between TAMARACK FUNDS TRUST (the "Trust"), a Delaware statutory trust, which has its principal place of business at 60 South Sixth Street, Minneapolis, Minnesota 55402, and BISYS FUND SERVICES OHIO, INC. ("BISYS"), an Ohio corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219.

         WHEREAS, the Trust desires that BISYS perform transfer agency services for the Trust and those investment portfolios of the Trust listed on Schedule A hereto or as hereafter may be agreed in writing between the parties from time to time (individually referred to herein as the "Fund" and collectively as the "Funds");

         WHEREAS, BISYS is willing to perform such services on the terms and conditions set forth in this Agreement; and

         WHEREAS, BISYS and Trust wish to enter into an Agreement in order to set forth the terms under which BISYS will perform the transfer agency services set forth herein for the Trust.

         NOW, THEREFORE, in consideration of the covenants hereinafter contained, the Trust and BISYS hereby agree as follows:

         1. Services

         BISYS shall perform for the Trust the transfer agent services set forth in Schedule B hereto and with respect only to omnibus positions held by the Trust's distributor, RBC Dain Rauscher Inc., as nominee. BISYS also agrees to perform for the Trust such special services incidental to the performance of the services enumerated herein as agreed to by the parties from time to time. BISYS shall perform such additional services as are provided on an amendment to Schedule B hereof, in consideration of such fees as the parties hereto may agree. The services shall be performed only for the Funds listed on Schedule A, and BISYS shall have no obligation with regard to any other investment portfolio of the Trust unless both parties otherwise agree in writing.

         BISYS may, at its expense and with prior written consent of the Trust, subcontract with any entity or person concerning the provision of transfer agency services contemplated hereunder (individually, a "Sub-Transfer Agent") to carry out some or all of its responsibilities as transfer agent under this Agreement at the expense of BISYS with respect to a Fund; provided, however, that the Sub-Transfer Agent shall be the agent of BISYS and not the agent of the Trust or such Fund, and that BISYS shall be fully responsible for the acts of such Sub-Transfer Agent and shall not be relieved of any of its responsibilities hereunder by the appointment of such Sub-Transfer Agent.

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         2. Fees

         The Trust shall pay BISYS for the services to be provided by BISYS under this Agreement in accordance with, and in the manner set forth in, Schedule C hereto. Fees for any additional services to be provided by BISYS pursuant to an amendment to Schedule B hereto shall be subject to mutual agreement of BISYS and the Trust at the time such amendment to Schedule B is proposed.

         3. Reimbursement of Expenses and Miscellaneous Service Fees

         (a) In addition to paying BISYS the fees set forth in Schedule C, the Trust agrees to reimburse BISYS for BISYS's reasonable out-of-pocket expenses in providing services hereunder, including without limitation, the following:

         (i) All freight and other delivery and bonding charges incurred by BISYS in delivering materials to and from the Trust and in delivering all materials to shareholders;

         (ii) All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by BISYS in communication with the Funds, the Funds' investment advisers or custodians, dealers, shareholders or others as required for BISYS to perform the services to be provided hereunder;

         (iii)    Sales taxes paid on behalf of the Funds;

         (iv) The cost of microfilm or microfiche or other electronic retention of records or other materials;

         (v)      Courier (delivery expenses);

         (vi)     Check processing fees;

         (vii)    Records retention / storage fees;

         (viii)   Fulfillment;

         (ix)     IRA custody and other related fees;

         (x)      NSCC and related costs;

         (xi)     Sales taxes;

         (xii)    Costs of statements and confirmations;

         (xiii)   Costs of tax forms;

         (xiv)    Costs of all other shareholder correspondence;

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         (xv)     Post office boxes; and

         (xvi) Any expenses BISYS shall incur at the written direction of an officer of the Trust (other than an officer of the Trust that is also a BISYS employee) thereunto duly authorized.

         (b) In addition, BISYS shall be entitled to receive the following fees:

         (i) System development fees, billed at the rate of $150 per hour, as approved by the Trust, and all systems-related expenses, agreed in advance, associated with the provision of special reports and services pursuant to Item 8 of Schedule D attached hereto;

         (ii) Fees for development of custom interfaces, billed at a mutually agreed upon rate;

         (iii)    Ad hoc reporting fees, billed at a mutually agreed upon rate;

         (iv) Interactive Voice Response System fees, charged according to BISYS's standard rate schedule, and applicable to the level of service (e.g., basic, transaction, premium) selected by the Trust.

         4. Effective Date

         This Agreement shall become effective as of the date first written above (the "Effective Date").

         5. Term

         This Agreement shall continue in effect until May 31, 2006 (the "Initial Term"). During the Initial Term the Agreement may be terminated only
(i) by provision of a notice of nonrenewal at least one hundred twenty (120) days prior to the end of the Initial Term, (ii) by mutual agreement of the parties or (iii) for "cause," as set forth below, or (iv) with respect to any Fund (or Class) in the event such Fund (or Class) is terminated by the Board for reasons of economic viability. After the Initial Term, the agreement may be terminated by either party with one hundred twenty (120) days' advance written notice.

         For purposes of this Agreement, termination for "cause" shall be permissible (a) immediately by the non-breaching party upon a material breach of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (b) immediately by the other party upon a final judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; (c) immediately by the other party upon financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary case under Title 11 of the United States Code, as from time to time is in effect, or any

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applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, provided, however, that in the event of an involuntary case, the party to be terminated shall not be terminated if such party diligently contests the case within 60 days of service of notice of the filing of such case and for so long as such diligent contest continues; (d) immediately by the other party in the event of any circumstance which has substantially impaired the performance of the obligations and duties of the party to be terminated or the ability to perform these obligations and duties, as contemplated in this Agreement, in each case for a period of more than thirty
(30) days. BISYS shall not terminate this Agreement pursuant to clause (a) above based solely upon the Trust's failure to pay an amount to BISYS which is the subject of a good faith dispute, if (i) the Trust is attempting in good faith to resolve such dispute with as much expediency as may be possible under the circumstances, and (ii) the Trust continues to perform its obligations hereunder in all other material respects (including paying all fees and expenses not subject to reasonable dispute hereunder).

         Notwithstanding the foregoing, following any such termination, in the event that BISYS in fact continues to perform any one or more of the services contemplated by this Agreement (or any Schedule or exhibit hereto) with the consent of the Trust, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Fees and out-of-pocket expenses incurred by BISYS but unpaid by the Trust upon such termination shall be due upon and notwithstanding such termination and shall be payable prior to the final conversion of data and/or delivery of records. BISYS shall be entitled to collect from the Trust, in addition to the fees and disbursements provided by the Fee Agreement and Section 3 hereof, the amount of all of BISYS's reasonable cash disbursements in connection with BISYS's activities in effecting such termination, including without limitation, the delivery to the Trust and/or its distributor or investment adviser and/or other parties of the Trust's property, records, instruments and documents.

         6. Standard of Care; Uncontrollable Events; Limitation of Liability

         (a) BISYS shall use its reasonable best efforts to ensure the accuracy and timely performance of all services performed under this Agreement, but shall not be liable to the Trust for any action taken or omitted by BISYS in the absence of bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties.

         (b) BISYS shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement. Upon the Trust's reasonable request, BISYS shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder. Notwithstanding the foregoing or any other provision of this Agreement, BISYS assumes no responsibility hereunder, and shall not be liable for, any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control. Events beyond BISYS's reasonable control include, without limitation, force majeure events. Force majeure events include natural disasters, actions or decrees of governmental bodies, and communication lines failures that are not the fault

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of either party. In the event of force majeure, computer or other equipment failures or other events beyond its reasonable control, BISYS shall follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption. BISYS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of BISYS. Representatives of the Trust shall be entitled to inspect BISYS's premises and operating capabilities during regular business hours of BISYS, upon reasonable notice and provision of a request for information document to BISYS. Such inspection shall be limited to once per year.

         (c) BISYS shall provide the Trust, at such times as the Trust may reasonably require, copies of reports rendered by independent public accountants on the internal controls and procedures of BISYS relating to the services provided by BISYS under this Agreement.

         (d) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL BISYS, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR SPECULATIVE OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

         7. Legal Advice

         BISYS may apply to the Trust at any time for instructions and may consult with counsel for the Trust and with accountants and other experts employed by the Trust with respect to any matter arising in connection with BISYS's duties, and BISYS shall not be liable nor accountable for any action taken or omitted by it in good faith in accordance with such instruction or with such instructions or the opinion of such counsel, accountants or other experts.

         8. Instructions / Certain Procedures, etc.

         Whenever BISYS is requested or authorized to take action hereunder pursuant to instructions from a shareholder, or a properly authorized agent of a shareholder ("shareholder's agent"), concerning an account in a Fund, BISYS shall be entitled to rely upon any certificate, letter or other instrument or communication (including electronic mail), reasonably believed by BISYS to be genuine and to have been properly made, signed or authorized by an officer or other authorized agent of the Trust or by the shareholder or shareholder's agent, as the case may be, and shall be entitled to receive as conclusive proof of any fact or matter required to be ascertained by it hereunder a certificate signed by an officer of the Trust or any other person authorized by the Trust's Board of Trustees (hereafter referred to as the "Board") or by the shareholder or shareholder's agent, as the case may be.

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         As to the services to be provided hereunder, BISYS may rely conclusively upon the terms of the Prospectuses and Statement of Additional Information of the Trust relating to the relevant Funds to the extent that such services are described therein, as well as the minutes of Board meetings (if applicable) and other records of the Trust, unless BISYS receives written instructions to the contrary in a timely manner from the Trust.

         The Trust acknowledges receipt of a copy of BISYS's policy related to the acceptance of trades for prior day processing (the "BISYS As-Of Trading Policy"). BISYS may amend the BISYS As-of Trading Policy from time to time in its sole discretion. A copy of any such amendments shall be delivered to the Trust promptly following such amendments. BISYS may apply the As-Of Trading Policy whenever applicable, unless BISYS agrees in writing to process trades according to such other as-of trading policy as may be adopted by the Trust and furnished to BISYS by the Trust.

         The Trust acknowledges and agrees that deviations from BISYS's written transfer agent compliance procedures may involve a substantial risk of loss. In the event an authorized representative of the Trust requests that an exception be made from any written compliance or transfer agency procedures adopted by BISYS, BISYS may in its sole discretion determine whether to permit such exception. In the event BISYS determines to permit such exception, the same shall become effective when set forth in a written instrument executed by an authorized representative of the Trust (other than an employee of BISYS) and delivered to BISYS (an "Exception"). An Exception shall be deemed to remain effective until the relevant instrument expires according to its terms (or if no expiration date is stated, until BISYS receives written notice from the Trust that such instrument has been terminated and the Exception is no longer in effect). Notwithstanding any provision in this Agreement that expressly or by implication provides to the contrary, as long as BISYS acts in good faith and without gross negligence, BISYS shall have no liability for any loss, liability, expenses or damages to the Trust resulting from the Exception, and the Trust shall indemnify BISYS and hold BISYS harmless from any loss, liability, expenses (including reasonable attorneys fees) and damages resulting to BISYS therefrom.

         9. Indemnification

         The Trust agrees to indemnify and hold harmless BISYS, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other reasonable expenses of every nature and character (collectively, "Losses") arising out of or in any way relating to BISYS's actions taken or omissions with respect to the performance of services under this Agreement or based, if applicable, upon reasonable reliance on information, records, instructions or requests given or made to BISYS by the Trust, the investment adviser, fund accountant or custodian thereof; provided that this indemnification shall not apply to actions or omissions of BISYS in cases of its own bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties.

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         Subject to Section 6(d), BISYS shall indemnify, defend, and hold the
Trust and its employees agents, directors, officers and nominees harmless from and against any and all Losses arising out of or in any way relating to or resulting from BISYS's willful misfeasance, bad faith or negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties hereunder.

         The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provisions contained herein shall apply, however, it is understood that if in any case a party may be asked to indemnify or hold the other party harmless, the indemnifying party shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnified party will use all reasonable care to identify and notify the indemnifying party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party, but failure to do so in good faith shall not affect the rights hereunder except to the extent the indemnifying party is materially prejudiced thereby. As to any matter eligible for indemnification, an Indemnified Party shall act reasonably and in accordance with good faith business judgment and shall not effect any settlement or confess judgment without the consent of the Indemnifying Party, which consent shall not be withheld or delayed unreasonably.

         The indemnifying party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party, whose approval shall not be unreasonably withheld. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. If the indemnifying party does not elect to assume the defense of suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

         10. Record Retention and Confidentiality

         BISYS shall keep and maintain on behalf of the Trust all books and records relating to the Funds which the Trust or BISYS is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the Investment Company Act of 1940, as amended (the "1940 Act"), relating to the maintenance of books and records in connection with the services to be provided hereunder. BISYS further agrees that all such books and records shall be the property of the Trust and to make such books and records available for inspection by the Trust, any agent or person designated by the Trust or by the Securities and Exchange Commission (the "Commission") or any other regulatory agency having authority over the Trust at reasonable times. BISYS shall otherwise keep confidential all books and records relating to the Trust and its

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shareholders, except when (i) disclosure is required by law, (ii) BISYS is advised by counsel that it may incur liability for failure to make a disclosure,
(iii) BISYS is requested to divulge such information by duly-constituted authorities or court process, or (iv) BISYS is requested to make a disclosure by a shareholder or shareholder's agent with respect to information concerning an account as to which such shareholder has either a legal or beneficial interest or when requested by the Trust or the dealer of record as to such account. BISYS shall otherwise keep confidential all books and records relating to the Funds. BISYS shall provide the Trust with reasonable advance notice of disclosure pursuant to items (i) - (iii) of the previous sentence, to the extent reasonably practicable. The provisions of this Section 10 are subject to the provisions of
Section 22.

         11. Reports

         BISYS shall furnish to the Trust and to its properly-authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Trust in writing, such reports at such times as are prescribed in Schedule D attached hereto, or as subsequently agreed upon by the parties pursuant to an amendment to Schedule
D. The Trust agrees to examine each such report or copy within twenty (20) days and will report or cause to be reported any errors or discrepancies therein.

         12. Rights of Ownership

         All computer programs and procedures employed or developed by or on behalf of BISYS to perform services required to be provided by BISYS under this Agreement are the property of BISYS. All records and other data except such computer programs and procedures are the exclusive property of the Trust and all such other records and data shall be furnished to the Trust in appropriate form as soon as practicable after termination of this Agreement for any reason.

         13. Return of Records

         BISYS may at its option at any time, and shall promptly upon the Trust's demand, turn over to the Trust and cease to retain BISYS's files, records and documents created and maintained by BISYS pursuant to this Agreement which are no longer needed by BISYS in the performance of its services or for its legal protection. If not so turned over to the Trust, such documents and records shall be retained by BISYS for six years from the year of creation. At the end of such six-year period, such records and documents shall be turned over to the Trust unless the Trust authorizes in writing the destruction of such records and documents.

         14. Bank Accounts

         BISYS is hereby granted such power and authority with the consent of Trust as may be necessary to establish one or more bank accounts for the Trust with such bank or banks as are selected or approved by the Trust, as may be necessary or appropriate from time to time in connection with the services required to be performed hereunder. The Trust shall be deemed to be the customer of such Bank or Banks for all purposes in

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connection with such accounts. To the extent that the performance of such services hereunder shall require BISYS to disburse amounts from such accounts in payment of dividends, redemption proceeds or for other purposes hereunder, the Trust shall provide such bank or banks with all instructions and authorizations necessary for BISYS to effect such disbursements.

         15. Representations and Warranties of the Trust

         The Trust represents and warrants to BISYS that: (a) as of the close of business on the Effective Date, each Fund which is in existence as of the Effective Date has authorized unlimited shares, (b) by virtue of its Articles of Incorporation or Declaration of Trust, shares of each Fund which are redeemed by the Trust may be sold by the Trust from its treasury, and (c) this Agreement has been duly authorized by the Trust and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties, (c) it is a corporation duly organized and existing in good standing under the laws of the jurisdiction of its formation and qualified to do business in any jurisdiction where its activities so require.

         16. Representations and Warranties of BISYS

         BISYS represents and warrants that: (a) BISYS has been in, and shall continue to be in compliance in all material respects with all provisions of law, including Section 17A(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), required in connection with the performance of its duties under this Agreement; (b) the various procedures and systems which BISYS has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the blank checks, records, and other data of the Trust and BISYS's records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are reasonably required for the secure performance of its obligations hereunder; and (c) this Agreement has been duly authorized by BISYS and, when executed and delivered by BISYS, will constitute a legal, valid and binding obligation of BISYS, enforceable against BISYS in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties (e) it is a corporation duly organized and existing and in good standing under the laws of the State of Ohio, and (f) in accordance with Section 6(b) it has in place will continue to maintain and update as necessary a reasonable disaster recovery program designed to minimize disruptions in the services contemplated under this Agreement.

         17. Insurance

         BISYS shall maintain a fidelity bond covering larceny and embezzlement and an insurance policy with respect to directors and officers errors and omissions coverage in amounts that are appropriate in light of its duties and responsibilities hereunder. Upon the request of the Trust, BISYS shall provide evidence that coverage is in place. BISYS

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shall notify the Trust should its insurance coverage with respect to professional liability or errors and omissions coverage be canceled or materially reduced. Such notification shall include the date of cancellation and the reasons therefore. BISYS shall notify the Trust of any material claims against it, whether or not they may be covered by insurance, with respect to services performed under this Agreement and shall notify the Trust should the total outstanding claims made by BISYS under its insurance coverage materially impair, or threaten to impair, the adequacy of its coverage.

         18. Information to be Furnished by the Trust and Funds

         The Trust has furnished to BISYS the following, as amended and current as of the Effective Date:

         (a) A copy of the Trust's Articles of Incorporation or Declaration of Trust and of any amendments thereto, certified by the proper official of the state in which such document has been filed.

         (b) A copy of the Trust's Bylaws and any amendments thereto;

         (c) Certified copies of resolutions of the Board covering the following matters:

         (i) Approval of this Agreement and authorization of a specified officer of the Trust to execute and deliver this Agreement and authorization for specified officers of the Trust to instruct BISYS hereunder; and

         (ii)     Authorization of BISYS to act as Transfer Agent for the Trust.

         (d) A list of all officers of the Trust and any other persons (who may be associated with the Trust or its investment advisor), together with specimen signatures of those officers and other persons who (except as otherwise provided herein to the contrary) shall be authorized to instruct BISYS in all matters.

         (e) Two copies of the following (if such documents are employed by the Trust):

         (i)      Prospectuses and Statement of Additional Information;

         (ii)     Distribution Agreement; and

         (iii) All other forms commonly used by the Trust or its Distributor with regard to their relationships and transactions with shareholders of the Funds.

         (f) A certificate as to shares of beneficial interest of the Trust authorized, issued, and outstanding as of the Effective Date and as to receipt of full consideration by the Trust for all shares outstanding, such statement to be certified by the Treasurer of the Trust.

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         19. Information Furnished by BISYS

         BISYS has furnished to the Trust evidence of the following:

         (a) Approval of this Agreement by BISYS, and authorization of a specified officer of BISYS to execute and deliver this Agreement;

         (b) Authorization of BISYS to act as Transfer Agent for the Trust.

         (c) The BISYS "As-of" Trading Policy

         (d) The most recent independent accountants' report filed with the SEC pursuant to Rule 17Ad-13 under the Securities Exchange Act relating to BISYS's system of internal accounting control and related procedures.

         20. Amendments to Documents

         The Trust shall furnish BISYS written copies of any amendments to, or changes in, any of the items referred to in Section 18 hereof forthwith upon such amendments or changes becoming effective. In addition, the Trust agrees that no amendments will be made to the Prospectuses or Statement of Additional Information of the Trust which might have the effect of changing the procedures employed by BISYS in providing the services agreed to hereunder or which amendment might affect the duties of BISYS hereunder unless the Trust provides BISYS with written notification of such changes or amendments, provided that BISYS shall be under no duty to comply with any such changes or amendments that impose materially different or additional duties upon BISYS or require material changes to BISYS practices and procedures unless BISYS has expressly consented thereto.

         21. Reliance on Amendments

         Subject to Section 20, BISYS may rely on any amendments to or changes in any of the documents and other items to be provided by the Trust pursuant to Sections 18 and 20 of this Agreement and, subject to the provisions of Section 6 hereof, the Trust hereby indemnifies and holds harmless BISYS from and against any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character which may result from actions or omissions on the part of BISYS in reasonable reliance upon such amendments and/or changes.

         22. Compliance with Laws

         Except for the obligations of BISYS set forth in Section 10 hereof, the Trust assumes full responsibility for the preparation, contents, and distribution of each prospectus of the Trust as to compliance with all applicable requirements of the Securities Act of 1933, as amended (the "1933 Act"), the 1940 Act, applicable anti-money laundering laws and regulations, and any other laws, rules and regulations of governmental authorities having jurisdiction. BISYS shall have no obligation to take cognizance of any laws relating to the sale of the Trust's shares. The Trust represents

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and warrants that all shares of the Trust that are offered to the public are covered by an effective registration statement under the 1933 Act and the 1940 Act.

         23. Notices

         Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to the Trust, to c/o Voyageur Asset Management, Inc. 100 South Fifth Street, Suite 2300, Minneapolis, MN 55402 Attn: Jennifer Lammers, copy to Legal Department; and if to BISYS, to it at 3435 Stelzer Road, Columbus, Ohio 43219; Attn: President, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

         24. Assignment

         This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party. This Section 24 shall not limit or in any way affect BISYS's right to appoint a Sub-Transfer Agent pursuant to Section 1 hereof. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

         25. Governing Law

         This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the State of New York and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

         26. Activities of BISYS

         The services of BISYS rendered to the Trust hereunder are not to be deemed to be exclusive. BISYS is free to render such services to others and to have other businesses and interests. It is understood that directors, trustees, officers, employees and Shareholders of the Trust are or may be or become interested in BISYS, as officers, employees or otherwise and that partners, officers and employees of BISYS and its counsel are or may be or become similarly interested in the Trust, and that BISYS may be or become interested in the Trust as a Shareholder or otherwise.

         27. Privacy

         Nonpublic personal financial information relating to consumers or customers of the Trust provided by, or at the direction of the Trust to BISYS, or collected or retained by BISYS in the course of performing its duties as transfer agent, shall be considered confidential information. BISYS shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of BISYS except at the direction of the Trust or as required or permitted by law. BISYS represents, warrants and agrees that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Trust. The Trust represents to BISYS that it has adopted a Statement of its privacy policies and practices as required by the Commission's Regulation S-P and agrees to provide BISYS with a copy of that statement annually.

         28. Miscellaneous

         (a) Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

         (b) This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and supercedes all prior negotiations, understandings and agreements bearing upon the subject matter covered herein.

         (c) This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

         (d) No amendment to this Agreement shall be valid unless made in writing and executed by both parties hereto. Without limiting the foregoing, BISYS may conclusively assume that any special procedure which has been approved by an executive officer of the Trust (other than an officer or employee of BISYS) does not conflict with or violate any requirements of the Trust's Articles of Incorporation or Declaration of Trust, By-Laws or then-current prospectuses, or any rule, regulation or requirement of any regulatory body.

         (e) Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of each Fund of the Trust are separate and distinct from the assets and liabilities of each other Fund and that no Fund shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising out of this Agreement or otherwise.

         (f) The provisions of sections 6, 9, 10, 13, 23, 25, 27 and 28(e) and 28(f) shall survive termination of this Agreement.

                                    * * * * *

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                                          TAMARACK FUNDS TRUST



                                          By:    /s/ Jennifer Lammers
                                             --------------------------------
                                          Name:  Jennifer Lammers
                                          Title: President


                                          BISYS FUND SERVICES OHIO, INC.



                                          By:    /s/ Fred Naddaff
                                             --------------------------------
                                          Name:  Fred Naddaff
                                          Title: President

                                   SCHEDULE A


                    TO THE TRANSFER AGENCY AGREEMENT BETWEEN
                            TAMARACK FUNDS TRUST AND
                         BISYS FUND SERVICES OHIO, INC.

FUNDS

Tamarack Prime Money Market Fund

Tamarack U.S. Government Money Market Fund

Tamarack Tax-Free Money Market Fund

Tamarack Institutional Prime Money Market Fund

Tamarack Institutional Tax-Free Money Market Fund

                                   SCHEDULE B


                    TO THE TRANSFER AGENCY AGREEMENT BETWEEN
                            TAMARACK FUNDS TRUST AND
                         BISYS FUND SERVICES OHIO, INC.

TRANSFER AGENCY SERVICES

1. Shareholder Transactions

         (a)      Process shareholder purchase and redemption orders.

         (b) Set up account information, including address, dividend option, taxpayer identification numbers and wire instructions.

         (c)      Issue periodic statements for shareholders.

         (d)      Process transfers and exchanges.

         (e) Process dividend payments, including the purchase of new shares, through dividend reimbursement.

         (f) Mail duplicate confirmation to dealers and other financial institutions ("Service Organization") of their client's activity and provide detail for underwriter or Service Organization confirmations and other Service Organization shareholder accounting, in accordance with such procedures as may be agreed upon between Trust and BISYS.



2. Shareholder Information Services

         (a) Make information available to shareholder servicing unit and other remote access units regarding trade date, share price, current holdings, yields, and dividend information.

         (b) Produce detailed history of transactions through duplicate or special order statements upon request.



3. Compliance Reporting

         (c) Prepare and distribute appropriate Internal Revenue Service forms for corresponding Fund and shareholder income and capital gains.

         (d)      Issue tax withholding reports to the Internal Revenue Service



4. Shareholder Account Maintenance

         (a) Maintain all shareholder records for each account in the Trust.

         (b) Issue customer statements on scheduled cycle, providing duplicate second and third party copies if required.

         (c)      Record shareholder account information changes.

         (d)      Maintain account documentation files for each shareholder.





5. Shareholder Servicing

         (a)      Staff toll-free telephone lines from 9 a.m. to 5 p.m. EST.

         (b)      Answer general questions related to investments in the Trust.

                                   SCHEDULE C


                    TO THE TRANSFER AGENCY AGREEMENT BETWEEN
                            TAMARACK FUNDS TRUST AND
                         BISYS FUND SERVICES OHIO, INC.

FEES

Annual Fee:                     0.05 basis points of the net assets of the Funds

Shareholder Servicing:          $1,000 per month

The Annual Fee set forth above is computed daily at the annual rate set forth above. Net assets shall be aggregated across all Funds to determine a total fee for all Funds, and each Fund shall be charged its pro rata share of the applicable fee based on the ratio of its net assets to the aggregate net assets of all Funds. For purposes of determining the fees, the value of each Fund's net assets shall be computed in the manner described in Tamarack's Declaration of Trust or offering documents (i.e., Prospectus or Statement of Additional Information) as from time to time in effect for the computation of the value of such net assets in connection with the purchase and redemption of shares.

The Transfer Agency Fees, when combined with fees paid to BISYS pursuant to the Fund Accounting Agreement between the Trust and BISYS, and the Sub-Administration Agreement between Voyageur Asset Management, Inc. and BISYS are subject to an aggregate minimum of $45,500 times the total number of Funds subject to any of those Agreements.

                                   SCHEDULE D


                    TO THE TRANSFER AGENCY AGREEMENT BETWEEN
                            TAMARACK FUNDS TRUST AND
                         BISYS FUND SERVICES OHIO, INC.

REPORTS

1.   Daily Shareholder Activity Journal

2.   Daily Fund Activity Summary Report

         (a)      Beginning Balance

         (b)      Transactions

         (c)      Shareholder Transactions

         (d)      Reinvested Dividends

         (e)      Exchanges

         (f)      Adjustments

         (g)      Ending Balance

3.   Daily Wire and Check Registers

4.   Monthly Dealer Processing Reports

5.   Monthly Dividend Reports

6.   Sales Data Reports for Blue Sky Registration

7. A copy of the most recent report by independent public accountants describing control structure policies and procedures relating to transfer agency operations pursuant to AICPA Statement on Auditing Standards Number 70.

8. Such special reports and additional information that the parties may agree upon, from time to time.